Exhibit 99.1
STONEPATH GROUP DEBT RESTRUCTURED WITH NEW LENDER;
MASS FINANCIAL SIGNS LETTER OF INTENT TO EXTEND STONEPATH $20 MILLION LINE OF CREDIT
SEATTLE, WA — February 12, 2007 — Stonepath Group (AMEX: STG), a global logistics services organization (“Stonepath”), today announced a new strategic relationship with Mass Financial Corp. (“Mass Financial”), an international merchant bank with diverse global business relationships, that will provide the capital Stonepath needs to expand its business in Asia and North America. Mass has purchased Stonepath’s entire credit facility from Laurus Master Fund, Ltd., to which Stonepath will issue 3.5 million shares of STG common stock. As a result of this transaction, Stonepath’s aggregate indebtedness to Mass Financial was $4 million as of February 9, 2007.
Mass Financial and Stonepath have also executed a letter of intent whereby Mass Financial will provide Stonepath with a $20 million revolving line of credit (“LOC”), subject to satisfaction of a number of normal conditions including satisfactory completion of a due diligence review. The parties anticipate that this new financing facility will be in place within the next 30 days. Under the terms of the letter agreement, the credit line will be convertible into Stonepath stock at a conversion price equivalent to 85% of its value, as determined by a mutually agreed upon a third-party valuation.
Following completion of the financing transaction, Stonepath will pay a transaction fee of $2.5 million, a Merchant Banking Fee of $1.2 million, and all of Mass Financial’s legal fees. In addition, Stonepath is also obliged to pay Mass Financial a break-up fee of $750,000 if it enters into an alternative financing transaction within the next three months. Stonepath will also grant a right of first refusal to Mass for any additional financing requirements within the next three years.
Based in Hong Kong, Mass Financial and its affiliated companies have global investments in industrial and engineering services, merchant banking, investing and trading activities.
“Mass Financial has given us the opportunity to restructure our debt, and will grant us access to the capital we need to grow our business,” stated Bob Arovas, Chief Executive Officer. “We can now return our focus to expanding our core business — providing customer-focused logistics and transportation services. The China and Southeast Asia markets provide the greatest opportunities for growth, although we will certainly maintain or expand our North American presence as well.”
The letter of intent also contemplates the continued employment of Arovas and Chief Financial Officer Bob Christensen, and requires that Stonepath’s Board of Directors be reduced to three members. All existing directors resigned and were replaced by a new board consisting of Slobodan Andjic, Martin Müller-Römheld, and James M. Carter. “I thank the Board of Directors that have agreed to step aside as part of this financing,” Arovas said. “Their final acts as Board Members reflect their commitment to Stonepath Group and its shareholders. Without their dedication, the restructuring of the company over the past few months and this debt restructuring would not have been possible. I think I speak for all Stonepath shareholders when I extend my sincere gratitude for their years of service”.
“With the restructuring of Stonepath behind us, we can now begin the expansion phase,” Arovas said. “We will continue to focus on providing the best service available in the transportation and logistics industries. I would like to thank the Stonepath employees and customers for their support and dedication during this difficult process, and I look forward to maintaining these relationships as we return our focus towards growing our global presence.”
About Stonepath Group
Stonepath Group is a global, third-party logistics organization providing a full range of transportation and distribution solutions to multinational and local businesses, including a diverse client mix of retail leaders, automotive and technology concerns, government agencies, and defense contractors.

Stonepath Group — Debt Restructured
February 12, 2007

This Press Release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding future results, levels of activity, events, trends or plans. We have based these forward-looking statements on our current expectations and projections about such future results, levels of activity, events, trends or plans. These forward-looking statements are not guarantees and are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, events, trends or plans to be materially different from any future results, levels of activity, events, trends or plans expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “guidance,” “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “continue” or the negative of such terms or other similar expressions. Mass Financial’s obligation to advance funds to us is subject to satisfaction of numerous conditions, and there is no guaranty that all of these conditions will be satisfied. Although it is impossible to identify all of the other factors that may cause our actual results, levels of activity, events, trends or plans to differ materially from those set forth in such forward-looking statements, such factors include the inherent risks associated with: (i) our ability to sustain an annual growth rate in revenue consistent with recent results, (ii) our ability to achieve our targeted operating margins, (iii) our ability to compute our restructuring efforts within the costs we now expect, (iv) our ability to realize the planned benefits from our restructuring efforts, (v) our dependence on certain large customers, (vi) our dependence upon certain key personnel, (vii) an unexpected adverse result in any legal proceeding, (viii) competition in the freight forwarding, logistics and supply chain management industry, (ix) the impact of current and future laws affecting the Company’s operations, (x) adverse changes in general economic conditions as well as economic conditions affecting the specific industries and customers we serve, and (xi) regional disruptions in transportation. Other factors that might cause or contribute to such a discrepancy between expected and actual results include, but are not limited to, those factors identified in our Securities and Exchange Commission filings (including our Annual Report on Form 10-K for 2005), other public documents and recent press releases, which can be found on our corporate web site, www.stonepath.com. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date made. We undertake no obligation to publicly release the result of any revision of these forward-looking statements to reflect events or circumstances after the date they are made or to reflect the occurrence of unanticipated events.
www.stonepath.com
     NOTE: Transmitted on PR Newswire on February 12, 2007, at ___a.m. PST.
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